Exhibit 10.1

THIRD AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of June 29, 2012

among

BIRNER DENTAL MANAGEMENT SERVICES, INC.

as Borrower

and

KEYBANK NATIONAL ASSOCIATION

as Lender

[TO BE REVISED]

i

SECTION 5.6	ERISA	21
SECTION 5.7	Maintaining Records; Access to Properties and Inspections	21
SECTION 5.8	Use of Proceeds	21
SECTION 5.9	Environment	21
ARTICLE VI NEGATIVE COVENANTS		22
SECTION 6.1	Indebtedness	22
SECTION 6.2	Liens	22
SECTION 6.3	Sale and Lease-Back Transactions	22
SECTION 6.4	Investments, Loans and Advances	23
SECTION 6.5	Mergers, Consolidations and Sales of Assets	23
SECTION 6.6	Transactions with Affiliates	23
SECTION 6.7	Business of Borrower	23
SECTION 6.8	Total Funded Debt to EBITDA Ratio	23
SECTION 6.10	Acquisition of Dental Practices	24
SECTION 6.11	Fixed Charge Covenant Ratio	24
SECTION 6.12	Change in Management	24
ARTICLE VII EVENTS OF DEFAULT		24
ARTICLE VIII MISCELLANEOUS		24
SECTION 8.1	Notices	27
SECTION 8.2	Survival of Agreement	27
SECTION 8.3	Binding Effect	27
SECTION 8.4	Successors and Assigns	27
SECTION 8.5	Expenses; Indemnity	28
SECTION 8.6	Right of Setoff	28
SECTION 8.7	Applicable Law	29
SECTION 8.8	Waivers; Amendment	30
SECTION 8.9	Interest Rate Limitation	30
SECTION 8.10	Entire Agreement	30
SECTION 8.11	Waiver of Jury Trial	30
SECTION 8.12	Severability	31
SECTION 8.13	Counterparts	31
SECTION 8.14	Headings	31
SECTION 8.15	Jurisdiction; Consent to Service of Process	31
LIST OF EXHIBITS		1

EXHIBIT A	Revolving Credit Note
EXHIBIT B	Term Loan Note
EXHIBIT C	Notice of Borrowing
EXHIBIT D	Compliance Certificate

ii

THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 29, 2012, between BIRNER DENTAL MANAGEMENT SERVICES, INC., a Colorado corporation (the “Borrower”) and KEYBANK NATIONAL ASSOCIATION (the “Lender”).

RECITALS

A.          On August 7, 2003, Borrower and Lender entered into a Second Amended and Restated Credit Agreement (the “Existing Credit Agreement”).  Borrower and Lender amended the Existing Credit Agreement by a First Amendment to Second Amended and Restated Credit Agreement dated May 6, 2004, a Second Amendment to Second Amended and Restated Credit Agreement dated April 29, 2005, a Third Amendment to Second Amended and Restated Credit Agreement dated April 25, 2006, a Fourth Amendment to Second Amended and Restated Credit Agreement dated August 31, 2006, a Fifth Amendment to Second Amended and Restated Credit Agreement dated April 30, 2007, a Sixth Amendment to Second Amended and Restated Credit Agreement dated April 22, 2008, a Seventh Amendment to Second Amended and Restated Credit Agreement dated June 30, 2009, an Eighth Amendment to Second Amended and Restated Credit Agreement dated January 13, 2010, a Ninth Amendment to Second Amended and Restated Credit Agreement dated May 31, 2010 and a Tenth Amendment to Second Amended and Restated Credit Agreement dated June 3, 2011.

B.           Borrower now desires and has requested Lender to further renew and extend credit in order to enable Borrower, subject to the terms and conditions of this Agreement, to (i) convert existing revolving loans in an amount equal to $2,000,000 into a term loan facility and (ii) continue to borrow on a revolving basis, at any time and from time to time prior to the Revolving Credit Maturity Date (as defined herein), an aggregate principal amount at any time outstanding not in excess of $7,000,000.  The proceeds of such term loans shall be used to prepay a portion of the revolving loans outstanding on the Closing Date.  The proceeds of such revolving loans shall be used to provide working capital and for general corporate purposes. Lender is willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and Lender hereby agree to amend and restate in their entirety, the Original Loan Documents as further set forth herein.

ARTICLE I  DEFINITIONS

SECTION 1.1    Defined Terms.  As used in this Agreement, the following words and terms shall have the meanings specified below:

“Acquired Practice Obligation” shall mean the amount of Indebtedness incurred, assumed, guaranteed or which Borrower has otherwise agreed to be responsible for in connection with a dental practice (an “Acquired Practice”) acquired by Borrower.

 “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

“Asset Sale” shall mean the transfer or other disposition, to the extent consummated after the Closing Date, by Borrower to another person of any asset of Borrower, other than sales, transfers or other dispositions in the ordinary course of business, including without limitation as part of this exclusion any sales and leasebacks of assets in the ordinary course of business.

“Base Rate” shall mean a variable rate of interest equal to the higher of (i) the rate of interest publicly announced by the Lender from time to time as its “prime rate,” or (ii) the Federal Funds Rate plus one-half of one percent (0.50%).  The Base Rate shall vary on a daily basis as the Lender’s “prime rate” and the Federal Funds Rate vary.

“Base Rate Loan” shall mean any Loan that bears interest with reference to the Base Rate.

“Base Rate Margin” shall mean such margin as is set forth pursuant to Section 2.6 of this Agreement.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrowing” shall have the meaning set forth in Section 2.3.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks generally are open in Denver, Colorado for the conduct of substantially all of their commercial lending activities.

“Change in Management” shall mean any change in the management positions of or the acceptance of a resignation or other termination, without Lender’s prior written consent, of any of the following officers of Borrower:  Dennis Genty, Fred Birner or Mark Birner.

“Closing Date” shall mean June 29, 2012.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commitment” shall mean the Commitment of Lender to make Loans hereunder as set forth in Section 2.1.

“Commitment Fee” shall mean a fee calculated and payable as set forth in Section 2.5(b).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall mean that rate of interest specified in Section 2.7.

“dollars” or “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean, calculated for any period, the net earnings of Borrower plus the aggregate amounts deducted in determining such net income in respect of interest expenses, taxes, depreciation and amortization, and stock-based compensation, in each case for such period; but not, however, giving effect to extraordinary losses or gains in calculating net income.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Federal Funds Rate” shall mean, for each day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 A.M. Denver time on such day on such transactions received by the Lender from three Federal Funds brokers of recognized standing selected by the Lender in its sole discretion.

“Fees” shall mean the Origination Fee and the Commitment Fee.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such person.

“Financing Proceeds” shall mean the cash (other than Net Cash Proceeds) received by the Borrower directly or indirectly, from any financing transaction of whatever kind or nature.

“GAAP” shall mean generally accepted accounting principles.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan, the period commencing on the date such Loan is made or continued and ending on the last day of such period as selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period as selected by the Borrower pursuant to the provisions below.  The duration for any LIBOR Rate Loan shall be (a) with respect to Revolving Loans, one (1) month, two (2) months or three (3) months, as selected by the Borrower, and (b) with respect to Term Loans, three (3) months; provided, however, that in either case, whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day, and; provided, further, however, that if such extension of time would cause the last day of such Interest Period for a LIBOR Rate Loan to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“LIBOR”  shall mean the average rate as established by the British Bankers Association (“BBA”) on the first day of such Interest Period, based on the average of the rates charged by eight (excluding the four highest and the four lowest rates) of the sixteen largest British Banks in London.  If the BBA no longer reports such rate or Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market, Lender may select in its reasonable discretion a replacement index for determining LIBOR, and shall promptly notify Borrower of such selection.  If there are changes in the LIBOR Reserve Requirement, LIBOR shall be adjusted by dividing LIBOR by the result of (x) 1.00 minus (y) the LIBOR Reserve Requirement.

“LIBOR Rate”  shall mean for each Interest Period for any LIBOR Rate Loan, the average rate as established by the British Bankers Association (“BBA”) on the first day of such Interest Period, based on the average of the rates charged by eight (excluding the four highest and the four lowest rates) of the sixteen largest British Banks in London.  If the BBA no longer reports such rate or Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market, Lender may select in its reasonable discretion a replacement index for determining LIBOR, and shall promptly notify Borrower of such selection.  If there are changes in the LIBOR Reserve Requirement, LIBOR shall be adjusted by dividing LIBOR by the result of (x) 1.00 minus (y) the LIBOR Reserve Requirement.

“LIBOR Rate Loan” shall mean any Loan that bears interest with reference to the LIBOR Rate.

“LIBOR Rate Margin” shall mean such margin as is adjusted pursuant to Section 2.6 of this Agreement.

“LIBOR Reserve Requirements” shall mean, for any Interest Period for any LIBOR Rate Loan, the maximum reserves (whether basic, supplemental, marginal, emergency, or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” shall mean the loans made by Lender pursuant to Section 2.1.

“Loan Documents” shall mean this Agreement, the Notes, the Security Agreement, and any other instruments or documents evidencing, securing or relating to the Loans.

“Margin Stock” shall have the meaning given such term under Regulation U.

“Material Adverse Change” shall mean (a) a materially adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the consolidated Subsidiaries taken as a whole, (b) material impairment of the ability of the Borrower and the consolidated Subsidiaries taken as a whole to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Lender under any Loan Document.

“Net Cash Proceeds” shall mean with respect to any Asset Sale, the aggregate cash payments received by the Borrower and any consolidated Subsidiary, from such Asset Sale, net of direct expenses of sale.

“Net Income” for any person shall mean, for any period, the net income (or loss) of such person and its consolidated subsidiaries for such period taken in a single accounting period determined for such person and its consolidated subsidiaries in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any other person (other than consolidated subsidiaries of such person) in which any third person (other than such person or any of its consolidated subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such person or any of its consolidated subsidiaries by such other person during such period, (ii) the income (or loss) of any other person accrued prior to the date it becomes a consolidated subsidiary of such person or is merged into or consolidated with such person or any of its consolidated subsidiaries or such other person’s assets are acquired by such person or any of its consolidated subsidiaries, and (iii) the income of any consolidated subsidiary of such person to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instruments, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary.

“Notes” shall mean the Revolving Credit Note and the Term Loan Note.

“Origination Fee” shall have the meaning assigned to such term in Section 2.5 (a).

“Operating Cash Flow” for any period shall mean net income after cash taxes and exclusive of extraordinary gains and losses, gains on sale of fixed assets, and other income; plus depreciation, amortization, interest expense, lease expense; and stock-based compensation, less dividends, stock repurchases, stock redemptions, and distributions, in each case for such period.

“PBGC” shall mean the Pension Benefit Guarantee Corporation referred to and defined in ERISA and any successor thereto.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, other entity or government, or any agency or political subdivision thereof.

“Plan” shall mean any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of the Borrower or any ERISA Affiliate.

"Professional Corporations" shall mean those professional corporations organized for the practice of dentistry of which Borrower initially acquires that stock, but thereafter transfers the entirety of such stock to an individual licensed dentist within thirty (30) days following the date of acquisition and with which Borrower has entered into a management agreement in the standard form which has been previously approved by Lender.

 “Regulation G” shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reportable Event” shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Responsible Officer” of any person shall mean any executive officer or financial officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Revolving Credit Maturity Date” shall mean May 31, 2014.

“Revolving Credit Note” shall mean the Fifth Amended and Restated Revolving Credit Note of the Borrower evidencing the Revolving Loans, in substantially the form of Exhibit A to this Agreement.

“Revolving Loans” shall mean the revolving loans made by Lender to the Borrower pursuant to Section 2.1.

“Revolving Loan Commitment” shall mean the commitment of Lender to make Revolving Loans hereunder in an amount up to the Revolving Maximum Amount as set forth in Section 2.1.

“Revolving Maximum Amount” shall mean $7,000,000.

“Security Agreement” shall mean the Third Amended and Restated Security Agreement dated August 31, 2006, as such document may be amended, restated, or supplemented from time to time.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Lender is subject.  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Term Loan” shall mean the term loan made by Lender to the Borrower pursuant to Section 2.1(b).

“Term Loan Maturity Date” shall mean June 30, 2017.

“Term Loan Note” shall mean the Term Loan Note of the Borrower evidencing the Term Loan, in substantially the form of Exhibit B to this Agreement.

“Total Fixed Charges” for any period shall mean the sum of interest expense, plus lease expense, plus scheduled principal payments on amortizing debt (including the principal payment component of capital leases), plus Unfinanced Capital Expenditures, in each case for such period; provided, however, that for the nine-month period ending September 30, 2012, Unfinanced Capital Expenditures shall not be included in the calculation of “Total Fixed Charges.”

“Total Funded Debt” shall mean for any period the sum without duplication for Borrower and/or any of its subsidiaries of all indebtedness for borrowed money, whether maturing in less than or more than one year, plus all bonds, notes, debentures or similar debt instruments plus all capitalized lease obligations plus the present value of all basic rental obligations under any synthetic lease, in each case as of the last day of such period.

“Transactions” shall have the meaning assigned to such term in Section 3.2.

“Unfinanced Capital Expenditures” for any period shall mean net fixed assets at the end of such period less net fixed assets at the beginning of such period plus depreciation expense for such period, exclusive of those assets which are financed with amortizing indebtedness or leases.

SECTION 1.2    Terms Generally.  The definitions in Section 1.1. shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in the Borrower’s audited financial statements referred to in Section 3.5.

ARTICLE II    THE CREDIT

SECTION 2.1	Revolving Loans and Term Loan.

(a)           Revolving Commitment.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, Lender agrees to make Revolving Loans to the Borrower, at any time and from time to time and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Loan Commitment in accordance with the terms hereof, in an amount not to exceed the Revolving Maximum Amount.  Within the limits set forth in the preceding sentence, the Borrower may borrow, pay or prepay and reborrow Revolving Loans on or after the Closing Date and prior to the Revolving Credit Maturity Date, subject to the terms, conditions and limitations set forth herein.

(b)           Term Loan.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, Lender agrees to make a single advance in the amount of up to $2,000,000 (the “Term Loan”) to the Borrower on the Closing Date.

(c)           LIBOR and Base Rate.  The Term Loan and each advance under the Revolving Loan Commitment (each such advance is referred to herein as a “Loan”) shall constitute either a LIBOR Rate Loan or a Base Rate Loan, subject to the following conditions:

(1)           Each Loan that is made or continued as a LIBOR Rate Loan shall be made or continued on such Business Day, in such amount (equal to $100,000.00 or an integral multiple thereto), and with such an Interest Period as the Borrower shall request by written notice given to the Lender no later than 11:00 a.m. (Denver, Colorado time) on the third Business Day prior to the date of disbursement or continuation of  the requested LIBOR Rate Loan.  Each written notice of any LIBOR Rate Loan shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Lender against any loss or expense incurred by the Lender as a result of any failure by the Borrower to consummate such LIBOR Rate Loan, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of liquidation or reemployment of deposits or other funds acquired by the Lender to fund the LIBOR Rate Loan.  A certificate as to the amount of such loss or expense submitted by the Lender to the Borrower shall be conclusive and binding for all purposes, absent manifest error.  In the event that the Borrower fails to provide the Lender with the required written notice, the Borrower shall be deemed to have given a written notice that such LIBOR Rate Loan shall be converted to a Base Rate Loan on the last day of the applicable Interest Period.  In no event shall the Borrower be permitted to select a LIBOR Rate Loan having an Interest Period ending after the Maturity Date;

(2)           Each Loan that is made as a Base Rate Loan shall be made on such Business Day and in such amount as the Borrower shall request by written notice given to the Lender no later than 11:00 a.m. (Denver, Colorado time) on the date of disbursement of the requested Base Rate Loan.

SECTION 2.2	Notes.

(a)           The Revolving Loans shall be evidenced by the Revolving Credit Note.  The Revolving Credit Note shall be a master note, and the principal amount of all Revolving Loans outstanding shall be evidenced by the Revolving Credit Note or any ledger or other record of the Lender, which shall be presumptive evidence of the principal owing and unpaid on the Revolving Credit Note.

(b)           The Term Loan shall be evidenced by the Term Loan Note.  The principal amount of the Term Loan outstanding shall be evidenced by the Tern Loan Note or any ledger or other record of the Lender, which shall be presumptive evidence of the principal owing and unpaid on the Term Loan Note.

SECTION 2.3         Notice of Borrowings.  If requested by Lender, the Borrower shall give the Lender written notice not later than 2:00 p.m., Denver, Colorado, time, on the same Business Day that a proposed borrowing is requested under the Revolving Loan Commitment (a “Borrowing”).  Such notice shall be irrevocable, shall in each case refer to this Agreement and shall be in the form attached hereto as Exhibit C.  Each notice of Borrowing shall be deemed a representation by Borrower that all conditions precedent to such Borrowing have been satisfied.  So long as the credit sweep agreement provided by the Lender for the benefit of the Borrower remains in effect, Borrowings may be made on an automated basis in accordance with such agreement.

SECTION 2.4	Notation of Loan Amounts; Repayment of Loans.

(a)           Notation of Loan Amounts.  Each Note shall bear interest from the date of the advances thereunder on the outstanding principal balance thereof as set forth in Section 2.6. The Lender shall, and is hereby authorized by the Borrower to, endorse on a schedule attached to each Note (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan, each payment and prepayment of principal of the Loans, each payment of interest on the Loans and the other information provided for on such schedule; provided, however, that the failure of the Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay any Loans in accordance with the terms of this Agreement and the Notes.

(b)           Repayment of Revolving Loans.  Upon the Revolving Credit Maturity Date or upon the earlier termination of this Agreement, the entire outstanding principal balance of the Revolving Credit Note, together with all accrued but unpaid interest thereon and all other sums due hereunder, shall be due and payable in full.

(c)           Repayment of Term Loan.  The principal balance of the Term Loan Note shall be repayable as follows:

(1)           In equal quarterly installments of $100,000 each, which installments shall be due beginning on September 30, 2012, and on the last day of each quarter thereafter; and

(2)           Upon the Term Loan Maturity Date or upon the earlier termination of this Agreement, the entire outstanding principal balance of the Term Loan Note, together with all accrued but unpaid interest thereon and all other sums due hereunder, shall be due and payable in full.

SECTION 2.5	Fees.

(a)           The Borrower agrees to pay an origination fee (the “Origination Fee”) in an amount equal to $17,500, which shall be paid on the Closing Date.

(b)           A commitment fee (the “Commitment Fee”) of 0.25% per annum on the average daily unused amount of the Revolving Maximum Amount during the preceding quarter shall be payable, in arrears, on the last day of each quarter and on the Revolving Credit Maturity Date.  The Commitment Fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee shall be paid on the dates due, in immediately available funds. Once paid, the Commitment Fee shall not be refundable under any circumstances.

(c)           All Fees shall be paid on the dates due, in immediately available funds. Once paid, none of the Fees shall be refundable (absent a calculation error) under any circumstances.

SECTION 2.6    Interest on Loans.  The Borrower shall pay interest on the unpaid principal amount of each Loan from the date such Loan is made until such principal amount shall be paid in full as follows:

(a) (i) With respect to any LIBOR Rate Loan, at a rate per annum equal to the sum of the LIBOR Rate effective as of the date such LIBOR Rate Loan was made and the LIBOR Rate Margin specified in subpart (a)(iii) below.

(ii)       With respect to any Base Rate Loan, at a rate per annum equal to the sum of the Base Rate and the Base Rate Margin specified in subpart (a)(iii) below, which rate shall change when and as the Base Rate changes in accordance with this Agreement.

(iii)      The LIBOR Rate Margin or Base Rate Margin, as applicable, shall be equal to the margin set forth in the table below with respect to Revolving Loans or Term Loan, as applicable:

	LIBOR Rate Margin	Base Rate Margin
Revolving Loans	200 Basis Points	0 Basis Points
Term Loan	200 Basis Points	0 Basis Points

(b)      The Borrower shall pay to the Lender accrued interest on the unpaid principal balance of each Base Rate Loan on either (i) the date such Loan is converted to a LIBOR Rate Loan, or (ii) the last day of each month, whichever is earlier.  The Borrower shall pay to the Lender accrued interest on the unpaid principal balance of each LIBOR Rate Loan on (i) the date such Loan is converted to a Base Rate Loan, or (ii) the last day of the applicable Interest Period.

SECTION 2.7         Default Interest.  If the Borrower shall default in the payment of the principal of or interest on the Loans or any other amount due or becoming due hereunder, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Base Rate plus 4% (the “Default Rate”)  From and after any Event of Default, the outstanding principal balance of the Loans shall accrue interest at the Default Rate.

SECTION 2.8	Termination of Commitments.

(a)           The Revolving Loan Commitment shall be automatically terminated at 5:00 p.m., Denver, Colorado time, on the Revolving Credit Maturity Date.

(b)           The Borrower shall pay to the Lender, on the date of termination, the Commitment Fee on the amount of the Revolving Maximum Amount accrued through the date of such termination.

SECTION 2.9	Prepayment.

(a)           The Borrower may prepay any Base Rate Loan in whole, or in part, at any time or times.  The Borrower may prepay any LIBOR Rate Loan, in whole or in part,  upon not less than three (3) Business Days’ prior written notice given to the Lender; provided, that, if payment of a LIBOR Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise,  the Borrower shall indemnify Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits required to fund or maintain the LIBOR Rate Loan.

(b)           The Borrower shall give prior written notice to Lender before a proposed Borrowing pursuant to Section 2.3 hereof.  Such notice shall be irrevocable and shall in each case refer to this Agreement. Each notice of Borrowing shall be deemed a representation by Borrower that all conditions precedent to such Borrowing have been satisfied.

SECTION 2.10	Additional Costs.

(a)          If, due to either (i) any change in any law or regulation (or its interpretation), or (ii) the compliance with any guideline or request from any central lender or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Lender of making, funding or maintaining LIBOR Rate Loans, then the Borrower shall from time to time, upon demand by the Lender pay to the Lender additional amounts sufficient to reimburse the Lender for any such additional costs.  A certificate of the Lender submitted to the Borrower as to the amount of such additional costs, shall be conclusive and binding for all purposes, absent manifest error.  Upon notice from the Borrower to the Lender within five (5) Business Days after the Lender notifies the Borrower of any such additional costs pursuant to this Section 2.10(a), the Borrower may either prepay in full all LIBOR Rate Loans so affected then outstanding, together with interest accrued thereon to the date of such prepayment, or (ii) convert such LIBOR Rate Loans so affected then outstanding into Base Rate Loans upon not less than four (4) Business Days’ notice to the Lender.  If any such prepayment or conversion of any LIBOR Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrower also shall pay to the Lender such additional amounts sufficient to indemnify the Lender against any loss, cost, or expense incurred by the Lender as a result of such prepayment or conversion, including, without limitation, any loss (including loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund any such Loan, and a certificate as to the amount of any such loss, cost, or expense submitted by the Lender to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

  (b)        If either (i) any change in any law or regulation (or its interpretation), or (ii) the compliance with any guideline or request from any central lender or other governmental authority (whether or not having the force of law), affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and the Lender determines that the amount of such capital is increased by or based upon the existence of the Loan (or commitment to make the Loan) and other extensions of credit (or commitments to extend credit) of similar type, then, upon demand by the Lender, the Borrower shall pay to the Lender from time to time as specified by the Lender additional amounts sufficient to compensate the Lender in the light of such circumstances, to the extent that the Lender reasonably determines such increase in capital to be allocable to the existence of the Lender’s Loan (or commitment to make the Loan).  A certificate of the Lender submitted to the Borrower as to such amounts shall be conclusive and binding for all purposes, absent manifest error.  Upon notice from the Borrower to the Lender within five (5) Business Days after the Lender notifies the Borrower of any such additional costs pursuant to this Section 2.10(b), the Borrower may either (A) prepay in full the Loan if so affected, together with interest accrued thereon to the date of such prepayment, or (B) convert the Loan if so affected into a Loan of any other type not so affected upon not less than four (4) Business Days’ notice to the Lender.  If any such prepayment or conversion of any LIBOR Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrower also shall pay to the Lender such additional amounts sufficient to indemnify the Lender against any loss, cost, or expense incurred by the Lender as a result of such prepayment or conversion, including, without limitation, any loss (including loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund any such Loan, and a certificate as to the amount of any such loss, cost, or expense submitted by the Lender to the Borrower shall be conclusive and binding for all purposes, absent manifest error..

SECTION 2.11	Payments.

(a)           The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., Denver, Colorado time, on the date when due in dollars to the Lender at its offices at 1675 Broadway, Suite 300, Denver, Colorado 80202, in immediately available funds.

(b)           Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.12       Illegality.  Notwithstanding any other provision of this Agreement, if any change in any law or regulation (or its interpretation) shall make it unlawful, or any central Lender or other governmental authority shall assert that it is unlawful, for the Lender to perform its obligations hereunder to make, continue, or convert LIBOR Rate Loans hereunder, then, (a) on notice thereof by the Lender to the Borrower, the obligation of the Lender to make or continue a LIBOR Rate Loan or to convert any Base Rate Loan into a LIBOR Rate Loan shall terminate and the Lender shall thereafter be obligated to make only Base Rate Loans whenever any written notice requests for any type LIBOR Rate Loan is received, and (b) upon demand therefor by the Lender to the Borrower, the Borrower shall either (i) forthwith prepay in full any LIBOR Rate Loan then outstanding, together with interest accrued thereon, or request that the Lender, upon four (4) Business Days’ notice, convert any LIBOR Rate Loan then outstanding into a Base Rate Loan.  If any such prepayment or conversion of any LIBOR Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrower also shall pay to the Lender such additional amounts sufficient to indemnify the Lender against any loss, cost, or expense incurred by the Lender as a result of such prepayment or conversion, including, without limitation, any loss (including loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund any such Loan, and a certificate as to the amount of any such loss, cost, or expense submitted by the Lender to the Borrower shall be conclusive and binding, for all purposes, absent manifest error.

ARTICLE III  REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to Lender that:

SECTION 3.1         Organization; Powers.  (a) Birner Dental Management Services, Inc. is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization, (b) the Borrower has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) the Borrower is qualified to do business in every jurisdiction where such qualification is required, except where the failure to qualify would not result in a Material Adverse Change, and (d) the Borrower has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

SECTION 3.2        Authorization.  The execution, delivery and performance by the Borrower of each of the Loan Documents and the borrowings hereunder (collectively, the “Transactions”) (a) have been duly authorized by all requisite action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, articles of organization, operating agreement or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) as of the Closing Date, any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound which could result in a Material Adverse Change, (ii) as of the Closing Date, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument which could result in a Material Adverse Change or (iii) result in the creation or imposition of any Lien upon any property or assets of the Borrower or any subsidiary.

SECTION 3.3         Enforceability.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 3.4         Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect.

SECTION 3.5        Financial Statements.  The Borrower has heretofore furnished to Lender (a) its audited consolidated and consolidating balance sheets and statements of income and changes in financial condition as of and for the fiscal year ended December 31, 2011 and (b) its consolidated and consolidating balance sheets and statements of income and changes in financial condition as of and for the quarter ended March 31, 2012.  Such financial statements present fairly the financial condition and results of operations of the Borrower and its consolidated subsidiaries as of such dates and for such periods.  Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries as of the dates thereof.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis, except for any omission of notes.

SECTION 3.6         No Material Adverse Change.  There has been no Material Adverse Change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2011.

SECTION 3.7	Title to Properties; Possession Under Leases.

(a)           The Borrower and each of the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.  As of the Closing Date, all of Borrower’s material properties and assets securing the Loans hereunder are free and clear of Liens, other than Liens expressly permitted by Section 6.2.

(b)           The Borrower and each of the Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect.  The Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

SECTION 3.8	Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries.

SECTION 3.9	Litigation; Compliance with Laws.

(a)           As of the Closing Date, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary or any business, property or rights of any such person (i) which involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, result in a Material Adverse Change.

(b)           Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could result in a Material Adverse Change.

SECTION 3.10	Agreements.

(a)           Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that because of onerous terms has resulted or could result in a Material Adverse Change.

(b)           Neither the Borrower nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could result in a Material Adverse Change.

SECTION 3.11	Federal Reserve Regulations.

(a)           Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)          No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation G, U or X.

SECTION 3.12	Intentionally Deleted.

SECTION 3.13       Tax Returns.  The Borrower and its Subsidiaries have filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in accordance with Section 5.3.

SECTION 3.14       No Material Misstatements.  No written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

SECTION 3.15       Employee Benefit Plans.  The Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder.  No Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by a material amount the value of the assets of such Plan.

SECTION 3.16      Operation of Business.  The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its effective businesses substantially as now conducted and as presently proposed to be conducted and the Borrower is not in material violation of any valid rights of others with respect to any of the foregoing.

SECTION 3.17       Laws; Environment.  The Borrower has duly complied, and its businesses, operations, assets, equipment, property, leaseholds, or other facilities are in compliance, in all material respects, with the provisions of all federal, state, and local statutes, laws, codes, and ordinances and all rules and regulations promulgated thereunder (including without limitation those relating to the environment, health and safety) . The Borrower  has been issued and will maintain all required federal, state, and local permits, licenses, certificates, and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code, or ordinance and all rules and regulations promulgated thereunder as hazardous); or (6) other environmental, health or safety matters, other than such as would not have a Material Adverse Change or result in a fine, penalty, judgment or other liability in excess of $50,000.  During the past five years, the Borrower  has not received notice of, or has actual knowledge of any violations of any federal, state, or local environmental, health, or safety laws, codes or ordinances or any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities which would result in a Material Adverse Change or result in a fine, penalty, judgment or other liability in excess of $50,000.  Except in accordance with a valid governmental permit, license, certificate or approval, during the past five years, there has been no material emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing any premises owned or leased by Borrower, of any toxic or hazardous substances or hazardous wastes at or from any premises owned or operated by Borrower.  During the past five years, there has been no complaint, order, directive, claim, action, or notice by any governmental authority or any Person or entity with respect to violations of law or damages by reason of Borrower’s  (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous waste; or (6) other environmental, health or safety matters affecting the Borrower or its business, operations, assets, equipment, property, leaseholds, or other facilities, other than such as would not have a Material Adverse Change or result in a fine, penalty, judgment or other liability in excess of $50,000.  Borrower does not have any material indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal, other than obligations in the ordinary course of Borrower’s business.

SECTION 3.18       Foreign Person.  The Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

ARTICLE IV  CONDITIONS OF LENDING

This Agreement shall become effective upon satisfaction of the following conditions:

SECTION 4.1	All Borrowings. On the date of each Borrowing:

(a)           The Lender shall have received a notice of such borrowing as required by Section 2.3.

(b)           The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)           The Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.  Without limiting the foregoing, as of the date of each Borrowing, Borrower must have furnished to Lender all of the financial information required by Section 5.4.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.1.

SECTION 4.2	Closing Date. On the Closing Date:

(a)           Lender shall have received a duly executed Revolving Credit Note and a duly executed Term Loan Note, each complying with the provisions of Section 2.4, and all other Loan Documents required herein.

(b)           All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory to the Lender and its counsel.

(c)           The Lender shall have received (i) a copy of the certificate or articles of incorporation or articles of organization, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; (ii) a certificate of the President, Secretary, Assistant Secretary, or other authorized officer, of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as Lender or counsel for the Lender, may reasonably request.

(d)           The Lender shall have received a certificate, dated the Closing Date and signed by the President or a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.1.

(e)           The Lender shall have received satisfactory evidence confirming that it will have a first lien on all Accounts Receivable and all other assets of Borrower.

(f)           The Lender shall have received insurance certificates evidencing adequate insurance on the property of Borrower, with Lender as an additional insured, in such amounts and in such form acceptable to Lender.

Unless otherwise expressly agreed to by Borrower and Lender, in the event any of the conditions set forth in this Section 4.2 above have not been met on or before the Closing Date, Lender will not be obligated to make any Loan to Borrower and both parties shall be released from any further obligations hereunder.

ARTICLE V  AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with Lender that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Lender shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.1	Existence; Businesses and Properties.

(a)           Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(b)           Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 5.2        Insurance.  Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it and maintain such other insurance as may be required by law.

SECTION 5.3         Obligations and Taxes.  Pay its indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall set aside on its books reserves, if any, believed to be adequate with respect thereto.

SECTION 5.4	Financial Statements, Reports, etc. In the case of the Borrower shall furnish to Lender:

(a)           within 90 days after the end of each fiscal year, its consolidated and consolidating balance sheets and related statements of income and changes in financial position, showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such year, all audited by an independent public accountant of recognized national standing acceptable to the Lender and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 45 days after the end of each fiscal quarter, its consolidated balance sheets and related statements of income and its statements of changes in financial position, all such statements showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and omission of notes;

(c)           concurrently with any delivery of the quarterly or year-end financial statements under (a) or (b) above, a certificate (substantially in the form attached hereto as Exhibit D) of the Financial Officer opining on or certifying as follows: (i) that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Lender demonstrating compliance with the covenants contained in Sections 6.8 through 6.12, inclusive;

(d)           promptly after the same become publicly available, if applicable, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be; and

(e)           promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any subsidiary, or compliance with the terms of any Loan Document, as the Lender may reasonably request.

SECTION 5.5	Litigation and Other Notices. Furnish to the Lender prompt written notice of the following:

(a)           any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof which, if adversely determined, could result in a Material Adverse Change; and

(c)           any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Change.

SECTION 5.6         ERISA.  (a) Comply in all material respects with the applicable provisions of ERISA and (b) furnish to the Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower to the PBGC in an aggregate amount exceeding $50,000, a statement of a Financial Officer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Borrower may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 412 of the Code) or to appoint a trustee to administer any Plan or Plans, and (iii) within 10 days after a filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan,, a statement of a Financial officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC.

SECTION 5.7	Maintaining Records; Access to Properties and Inspections.

Maintain all financial records in accordance with GAAP and permit any representatives designated by Lender to visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times after reasonable advance notice by Lender and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof and independent accountants therefor.

SECTION 5.8         Use of Proceeds.  Use the proceeds of the Revolving Loans only for working capital and for general corporate purposes, and use the proceeds of the Term Loan only to repay a portion of the balance of the Revolving Loans.

SECTION 5.9         Environment.  Be and remain in compliance in all material respects with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify the Lender promptly of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party which could have a Material Adverse Change or result in a penalty, fine, judgment or other liability in excess of $50,000; notify the Lender promptly of any hazardous discharge from or affecting its premises which could have a Material Adverse Change or result in a penalty, fine, judgment or other liability in excess of $50,000; promptly contain and remove the same, to the extent required by applicable laws; and promptly pay any fine or penalty assessed in connection therewith.

ARTICLE VI  NEGATIVE COVENANTS

The Borrower covenants and agrees with Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Lender shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of the Subsidiaries to:

SECTION 6.1         Indebtedness.  Incur, create, assume or permit to exist any indebtedness in excess of $100,000 without the prior written consent of Lender, except indebtedness subordinated to the Loans pursuant to a subordination and standstill agreement satisfactory to Lender.

SECTION 6.2         Liens.  Create, incur, assume or permit to exist any Lien on any property or assets of Borrower or any of its Subsidiaries which is now owned or hereafter acquired by it or on any income or rights in respect of any thereof, or enter into any agreement in favor of another party not to create, incur, assume or permit any such Lien, except:

(a)           liens for taxes and other obligations not yet due or which are being contested in compliance with Section 5.3;

(b)           pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(c)           zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; and

(d)           liens which arise in the ordinary course of business for sums not due or sums which the Company is contesting in good faith and by appropriate proceedings and with respect to which the Company has made adequate reserves in accordance with GAAP, but which do not involve any deposits or advances or borrowed money or the deferred purchase price of property or services.

SECTION 6.3          Sale and Lease-Back Transactions.  Except for any sales and leasebacks of assets in the ordinary course of business, enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

SECTION 6.4         Investments, Loans and Advances.  Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to shareholders, officers, directors or Affiliates of Borrower, without Lender’s prior approval, or make or permit to exist any investment or any other interest in, any other person, except (1) a direct obligation of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper of a domestic issuer rated at least “A-1” by Standard & Poor’s Corporation of “P-1” by Moody’s Investors Service, Inc.; (3) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial lender or federal savings lender having capital and surplus in excess of $250,000,000; (4) stocks, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower; and (5) advances or loans (the “Dentist Advances”) to an Acquired Practice in an amount not to exceed $50,000 in the aggregate, provided that the Dental Advances are evidenced by negotiable promissory notes, which shall be pledged to Lender as further security for the Loans, in form reasonably satisfactory to Lender.

SECTION 6.5         Mergers, Consolidations and Sales of Assets.  Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or any capital stock of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (a) the Borrower may purchase and sell inventory in the ordinary course of business and (b) the Borrower may enter into one or more Asset Sales provided that the Net Cash Proceeds are paid over to Lender for application against the Loans, first to the payment of interest and other charges due thereunder, and thereafter, against the principal payments due under the Loans in the inverse order of payment dates.

SECTION 6.6         Transactions with Affiliates.  Sell or transfer any property or assets to, or purchase or acquire any property or assets of, or otherwise engage in any other transactions with, any of its Affiliates, except that as long as no Default or Event of Default shall have occurred and be continuing, the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.7         Business of Borrower.  Engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto and, if Borrower is in violation of any of the financial covenants set forth herein, further expand as to the acquisition of any Acquired Practices relating to its current business.

SECTION 6.8         Total Funded Debt to EBITDA Ratio.  The Borrower shall not permit the ratio of its Total Funded Debt to its EBITDA, measured at the end of each fiscal quarter, calculated on a rolling four quarter basis, to be greater than 2.00 to 1.00 through maturity of the Loans.

SECTION 6.9	Intentionally Deleted.

SECTION 6.10       Acquisition of Dental Practices. The Borrower shall not acquire an Acquired Practice without (i) prior written notification to Lender and (ii) verification of Borrower’s current and proforma compliance with the covenants set forth herein in such form and substance acceptable to Lender for purposes of evidencing that any such acquisition will not have an adverse effect on the Borrower or its ability to satisfy the financial covenants set forth herein; provided, however, that with respect to acquisitions of Acquired Practices for which the total compensation paid is less than $1,000,000 for any single Acquired Practice and less than $2,000,000 in the aggregate for all Acquired Practices acquired during any fiscal year, the Borrower shall not be required to meet the requirements of clauses (i) or (ii) above.

SECTION 6.11       Total Fixed Charge Covenant Ratio.  Borrower shall not permit the ratio of Operating Cash Flow to Total Fixed Charges, calculated for any period set forth in the table below, to be less than the ratio set forth opposite such date:

Period	Minimum Operating Cash Flow to Total Fixed Charges
Nine months ending September 30, 2012	1.25 to 1.00
Twelve months ending December 31, 2012	1.15 to 1.00
Twelve months ending March 31, 2013	1.10 to 1.00
Twelve months ending June 30, 2013	1.05 to 1.00
Twelve months ending September 30, 2013	1.00 to 1.00
Twelve months ending December 31, 2013	1.00 to 1.00
Twelve months ending March 31, 2014 and twelve months ending each fiscal quarter thereafter	1.05 to 1.00

SECTION 6.12       Change in Management.  Borrower shall not permit any Change in Management.

ARTICLE VII  EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default”):

(a)           any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)           default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise and such default shall continue unremedied for a period of three (3) Business Days;

(c)           default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d)           default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Article V or in Article VI and such default shall continue unremedied for a period of thirty (30) days after notice thereof from Lender to Borrower;

(e)           default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of thirty (30) days after notice thereof from the Lender to the Borrower;

(f)           the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any indebtedness, when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement which would constitute a default under any agreement or instrument evidencing or governing any such indebtedness after the expiration of any applicable notice and grace periods, if any;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)           one or more judgments for the payment of money in an aggregate amount in excess of $100,000.00 shall be rendered against the Borrower, any Subsidiary or any combination thereof (unless Lender receives evidence demonstrating, to Lender’s satisfaction, that such judgment is fully insured), subject to customary deductibles acceptable to Lender and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy, upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

(j)           a Reportable Event or Reportable Events, or a failure to make a required payment (within the meaning of Section 412(n)(1)(A) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to a Plan in an aggregate amount exceeding $50,000.00 and, within 30 days after the reporting of any such Reportable Event to the Lender or after the receipt by the Lender of the statement required pursuant to Section 5.6, the Lender shall have notified the Borrower in writing that (i) the Lender have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

(k)           there shall have occurred a Change in Management;

then, and in every such event and at any time thereafter during the continuance of such event, the Lender may by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitment, (ii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and (iii) take such other actions provided for in any of the other Loan Documents.

ARTICLE VIII  MISCELLANEOUS

SECTION 8.1         Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telex, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

(a)           if to the Borrower, to it at 1777 South Harrison Street, Suite 1400, Denver, Colorado 80210, Attention of Dennis Genty, Telecopy No. 303-691-0889, with a copy to Douglas Wright, Faegre Baker Daniels, 3200 Wells Fargo Center, 1700 Lincoln Street, Denver, Colorado 80203.

(b)           if to the Lender, to it at 1675 Broadway, Suite 300, Denver, Colorado  80202, Attention of Kirk Fronckiewicz, Telecopy No. 720-904-4515, with a copy to Mark Oveson, Brownstein Hyatt & Farber, P.C. 410 17th  Street, 22nd Floor, Denver, Colorado 80202, Telecopy No. 303-223-1111.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telex, graphic scanning or other telegraphic communications equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.1.

SECTION 8.2         Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the making by the Lender of the Loan, and the execution and delivery to the Lender of the Note evidencing such Loan, regardless of any investigation made by the Lender or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.

SECTION 8.3         Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior consent of the Lender .

SECTION 8.4         Successors and Assigns.

(a)           Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower or the Lender that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)           Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it and the Note held by it); provided, however, that Lender shall furnish notice to Borrower of any such assignment no less than thirty (30) days in advance of making any such assignment;

SECTION 8.5	Expenses; Indemnity.

(a)           The Borrower agrees to pay all out-of-pocket expenses incurred by the Lender in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents to the extent Lender prevails or in connection with the Loan made or the Note issued hereunder, including the fees and disbursements of Brownstein Hyatt & Farber, P.C., counsel for the Lender, and, in connection with any such amendment, modification or waiver or any such enforcement or protection, the fees and disbursements of any other counsel for the Lender.  The Borrower further agrees that it shall indemnify the Lender from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

(b)           The Borrower agrees to indemnify the Lender and its directors, officers, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds of the Loan or (iii) any claim, litigation, investigation or proceeding by a third party relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee.

(c)           The provisions of this Section 8.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loan, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Lender.  All amounts due under this Section 8.5 shall be payable on written demand therefor.

SECTION 8.6         Right of Setoff.  If an Event of Default shall have occurred and be continuing Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which Lender may have.

SECTION 8.7       Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF COLORADO.

SECTION 8.8         Waivers; Amendment.

(a)           No failure or delay of the Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of Lender hereunder and under the other Loan Documents are cumulative and exclusive of any rights or remedies which they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.  Each holder of any of the Notes shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

SECTION 8.9         Interest Rate Limitation.  Notwithstanding anything herein or in the Notes to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable under the Note, together with all Charges payable to Lender, shall be limited to the Maximum Rate.

SECTION 8.10       Entire Agreement.  This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 8.11       Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.11.

SECTION 8.12       Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.13       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 8.3.

SECTION 8.14       Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 8.15	Jurisdiction; Consent to Service of Process.

(a)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Colorado State court or Federal court of the United States of America sitting in Denver, Colorado, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Colorado State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any Colorado State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense or an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BIRNER DENTAL MANAGEMENT SERVICES, INC.

By:	/s/ Dennis N. Genty
Title:	Chief Finanical Officer

KEYBANK NATIONAL ASSOCIATION

By:
Title:

LIST OF EXHIBITS

EXHIBIT A	Revolving Credit Note
EXHIBIT B	Term Loan Note
EXHIBIT C	Notice of Borrowing
EXHIBIT D	Compliance Certificate

1

EXHIBIT A
Revolving Credit Note

FIFTH AMENDED AND RESTATED REVOLVING CREDIT NOTE

$7,000,000	Denver, Colorado
June 29, 2012

FOR VALUE RECEIVED, the undersigned, BIRNER DENTAL MANAGEMENT SERVICES, INC., a Colorado corporation ("Borrower"), whose address is 1777 South Harrison Street, Suite 1400, Denver, Colorado  80210, promises to pay to the order of KEYBANK NATIONAL ASSOCIATION ("Lender"), at its office at 1675 Broadway, Suite 300, Denver, Colorado 80202 (or at such other place as Lender shall designate in writing), in lawful money of the United States of America, the principal sum of Seven Million Dollars ($7,000,000) or so much thereof as may be advanced by Lender and remain unpaid from time to time, pursuant to the terms of that certain Third Amended and Restated Credit Agreement dated June 29, 2012, to which the Borrower and Lender are parties (as the same may from time to time be amended or supplemented, the "Credit Agreement"), together with interest on said principal sum or such part thereof advanced by Lender, from the date of each advance made by Lender (an "Advance") until repaid in full, at the rate and at the times set forth in the Credit Agreement.  The loan evidenced by this Note is a revolving loan, whereby the Borrower may borrow, repay and reborrow the principal indebtedness evidenced hereby.

1.         Credit Agreement.  This Note (the "Note") is the Revolving Credit Note referred to in the Credit Agreement and is entitled to the benefits thereof.  The proceeds of this Note have been advanced for the uses specified in the Credit Agreement.  Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Credit Agreement.

2.         Interest and Payments.  The outstanding principal balance of this Note shall bear interest, from the date of each Advance made by Lender until repaid in full, at the rate specified in the Credit Agreement, which interest shall be due and payable, in arrears, as provided in the Credit Agreement.  Upon the Revolving Credit Maturity Date or upon the earlier termination of the Credit Agreement, the entire outstanding principal balance of this Note, together with all accrued but unpaid interest thereon and all other sums due hereunder, shall be due and payable in full.  The Borrower shall have the right to prepay the outstanding principal balance of this Note, together with all accrued but unpaid interest thereon and all other sums due hereunder, in full or in part, as set forth in the Credit Agreement.  All payments of principal, interest and any other sums on this Note due from the Borrower to Lender shall be made to Lender in lawful money of the United States of America in the manner set forth in the Credit Agreement.

3.         Application of Proceeds.  All payments hereunder by Borrower shall be applied by Lender:

First, to the payment of all reimbursable expenses, liabilities and advances made or incurred by Lender in connection herewith including reasonable attorneys fees incurred in connection with any enforcement action taken with respect to this Note;

Second, to the payment of any other amounts due (other than principal and interest) under this Note or the Credit Agreement;

Third, to the payment of all interest accrued and unpaid on the outstanding indebtedness; and

Fourth, to the payment of the outstanding principal balance of the outstanding indebtedness.

4.         Default.  Time is of the essence hereof.  The occurrence of any Event of Default under the Credit Agreement shall be a default hereunder and, upon the occurrence of any such default, the payment of all principal, interest and any other sums due in accordance with the terms of this Note shall, at the option of Lender, be accelerated and such principal, interest and other sums shall be immediately due and payable without notice or demand, and Lender shall have the option to foreclose or to require foreclosure of any or all liens and security interests securing the payment hereof and/or to exercise any other rights and remedies available to Lender hereunder or under the Credit Agreement.  From and after an Event of Default, the outstanding principal balance shall accrue interest at the Default Rate.

5.         Governing Law.  As additional consideration for the extension of credit, Borrower understands and agrees that the loan evidenced by this Note is made in the State of Colorado and the provisions hereof will be construed in accordance with the laws of the State of Colorado.  The parties consent to the personal jurisdiction of the courts and the venue specified in the Credit Agreement.

6.         Maximum Interest.  The provisions of this Note are hereby expressly limited so that in no event whatsoever, whether by reason of demand or acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid ("Interest"), to Lender for the use, forbearance or retention of the money loaned hereunder exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, performance or fulfillment of any provision of this Note shall, at the time of performance or fulfillment of such provision shall be due, exceed the limit for Interest prescribed by law, then ipso facto the obligation to be performed or fulfilled shall be reduced to such limit and if, from any circumstance whatsoever, Lender shall ever receive anything of value deemed Interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive Interest shall be applied to the reduction of the principal (whether or not then due) or at the option of Lender be paid over to the Borrower, and not to the payment of Interest.

7.         Miscellaneous Provisions.

(a)           The Borrower hereby waives demand for payment, presentment for payment, protest, notice of protest, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, diligence in taking any action to collect sums owing hereunder and all duty or obligation of Lender to effect, protect, perfect, retain or enforce any security for the payment of this Note or to proceed against any collateral before otherwise enforcing this Note.

(b)           This Note and each payment of principal and interest hereunder shall be paid when due without deduction or setoff of any kind or nature or for any costs whatsoever.

(c)           The Borrower agrees to reimburse Lender upon demand for all reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with Lender's collection of payments due from Borrower hereunder.

(d)           The Borrower agrees that Lender may from time to time extend the maturity of this Note or the time any payment is due under this Note and may accept further security or release security for the payment of this Note, without in any way affecting any obligations of the Borrower to Lender.

(e)           This Fifth Amended and Restated Revolving Credit Note is given in replacement of and substitution for, but not in repayment of, the Fourth Amended and Restated Revolving Credit Note dated August ___, 2006 in the principal amount of $7,000,000.

IN WITNESS WHEREOF, the Borrower has executed this Note to be effective as of the day and year first-above written.

BIRNER DENTAL MANAGEMENT SERVICES, INC.,
a Colorado corporation

By:	/s/ Dennis N. Genty
Dennis Genty, Chief Financial Officer

EXHIBIT B
Term Loan Note

TERM LOAN NOTE

$2,000,000	Denver, Colorado
June 29, 2012

FOR VALUE RECEIVED, the undersigned, BIRNER DENTAL MANAGEMENT SERVICES, INC., a Colorado corporation ("Borrower"), whose address is 1777 South Harrison Street, Suite 1400, Denver, Colorado  80210, promises to pay to the order of KEYBANK NATIONAL ASSOCIATION ("Lender"), at its office at 1675 Broadway, Suite 300, Denver, Colorado 80202 (or at such other place as Lender shall designate in writing), in lawful money of the United States of America, the principal sum of Two Million Dollars ($2,000,000) or so much thereof as may be advanced by Lender and remain unpaid from time to time, pursuant to the terms of that certain Third Amended and Restated Credit Agreement dated June 29, 2012, to which the Borrower and Lender are parties (as the same may from time to time be amended or supplemented, the "Credit Agreement"), together with interest on said principal sum or such part thereof advanced by Lender, from the date of each advance made by Lender (an "Advance") until repaid in full, at the rate and at the times set forth in the Credit Agreement.

1.         Credit Agreement.  This Note (the "Note") is the Term Loan Note referred to in the Credit Agreement and is entitled to the benefits thereof.  The proceeds of this Note have been advanced for the uses specified in the Credit Agreement.  Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Credit Agreement.

2.         Interest and Payments.  The outstanding principal balance of this Note shall bear interest, from the date of each Advance made by Lender until repaid in full, at the rate specified in the Credit Agreement, which interest shall be due and payable, in arrears, as provided in the Credit Agreement.  Principal payments shall be due and payable as provided in the Credit Agreement.  Upon the Term Loan Maturity Date or upon the earlier termination of the Credit Agreement, the entire outstanding principal balance of this Note, together with all accrued but unpaid interest thereon and all other sums due hereunder, shall be due and payable in full.  The Borrower shall have the right to prepay the outstanding principal balance of this Note, together with all accrued but unpaid interest thereon and all other sums due hereunder, in full or in part, as set forth in the Credit Agreement.  All payments of principal, interest and any other sums on this Note due from the Borrower to Lender shall be made to Lender in lawful money of the United States of America in the manner set forth in the Credit Agreement.

3.         Application of Proceeds.  All payments hereunder by Borrower shall be applied by Lender:

First, to the payment of all reimbursable expenses, liabilities and advances made or incurred by Lender in connection herewith including reasonable attorneys fees incurred in connection with any enforcement action taken with respect to this Note;

Second, to the payment of any other amounts due (other than principal and interest) under this Note or the Credit Agreement;

Third, to the payment of all interest accrued and unpaid on the outstanding indebtedness; and

Fourth, to the payment of the outstanding principal balance of the outstanding indebtedness.

4.         Default.  Time is of the essence hereof.  The occurrence of any Event of Default under the Credit Agreement shall be a default hereunder and, upon the occurrence of any such default, the payment of all principal, interest and any other sums due in accordance with the terms of this Note shall, at the option of Lender, be accelerated and such principal, interest and other sums shall be immediately due and payable without notice or demand, and Lender shall have the option to foreclose or to require foreclosure of any or all liens and security interests securing the payment hereof and/or to exercise any other rights and remedies available to Lender hereunder or under the Credit Agreement.  From and after an Event of Default, the outstanding principal balance shall accrue interest at the Default Rate.

5.         Governing Law.  As additional consideration for the extension of credit, Borrower understands and agrees that the loan evidenced by this Note is made in the State of Colorado and the provisions hereof will be construed in accordance with the laws of the State of Colorado.  The parties consent to the personal jurisdiction of the courts and the venue specified in the Credit Agreement.

6.         Maximum Interest.  The provisions of this Note are hereby expressly limited so that in no event whatsoever, whether by reason of demand or acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid ("Interest"), to Lender for the use, forbearance or retention of the money loaned hereunder exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, performance or fulfillment of any provision of this Note shall, at the time of performance or fulfillment of such provision shall be due, exceed the limit for Interest prescribed by law, then ipso facto the obligation to be performed or fulfilled shall be reduced to such limit and if, from any circumstance whatsoever, Lender shall ever receive anything of value deemed Interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive Interest shall be applied to the reduction of the principal (whether or not then due) or at the option of Lender be paid over to the Borrower, and not to the payment of Interest.

7.         Miscellaneous Provisions.

(a)           The Borrower hereby waives demand for payment, presentment for payment, protest, notice of protest, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, diligence in taking any action to collect sums owing hereunder and all duty or obligation of Lender to effect, protect, perfect, retain or enforce any security for the payment of this Note or to proceed against any collateral before otherwise enforcing this Note.

(b)           This Note and each payment of principal and interest hereunder shall be paid when due without deduction or setoff of any kind or nature or for any costs whatsoever.

(c)           The Borrower agrees to reimburse Lender upon demand for all reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with Lender's collection of payments due from Borrower hereunder.

(d)           The Borrower agrees that Lender may from time to time extend the maturity of this Note or the time any payment is due under this Note and may accept further security or release security for the payment of this Note, without in any way affecting any obligations of the Borrower to Lender.

IN WITNESS WHEREOF, the Borrower has executed this Note to be effective as of the day and year first-above written.

BIRNER DENTAL MANAGEMENT SERVICES, INC.,
a Colorado corporation

By:	/s/ Dennis N. Genty
Dennis Genty, Chief Financial Officer

EXHIBIT C
Notice of Borrowing

NOTICE OF BORROWING
_______________, 20___

KEYBANK NATIONAL ASSOCIATION
1675 Broadway Suite 300
Denver, Colorado 80202

Re:
Third Amended and Restated Credit Agreement dated as of June 29, 2012 (as amended, modified, supplemented, restated, or renewed from time to time, the “Agreement”), between BIRNER DENTAL MANAGEMENT SERVICES, INC. (the “Company”), and KEYBANK NATIONAL ASSOCIATION (the “Bank”).

Ladies and Gentlemen:

Reference is made to the Agreement.  Capitalized terms used in this Notice of Borrowing without definition have the meanings specified in the Agreement.

Pursuant to Article II of the Agreement, notice is hereby given that the Company desires that the Bank make a loan in the amount of $____________________ (the “Requested Loan”). In connection with the Requested Loan, the Company hereby certifies to the Bank that:

1.           Representations and Warranties.  All representations and warranties of the Company contained in or made pursuant to the Loan Documents, including those contained in the Agreement, are true and correct as of the date hereof and shall be true and correct on the date of the Requested Loan, both before and after giving effect to the Requested Loan, except to the extent such representations and warranties expressly relate to an earlier date;

2.           No Default/Event of Default.  No Default or Event of Default exists as of the date hereof or will result from the making of the Requested Loan;

3.           Preconditions to Loans.  The Borrower has satisfied all of the preconditions to the making of the Requested Loan set forth in the Agreement and the Loan Documents.

The proceeds of the Requested Loan should be funded in accordance with the wiring instructions attached hereto as Schedule 1.  Please notify _____________ of the Company when the Bank has received a confirmation number for the wiring of the proceeds of the Requested Loan.

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BIRNER DENTAL MANAGEMENT SERVICES, INC.,
a Colorado corporation

By:	/s/ Dennis N. Genty
Its:

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EXHIBIT D
Compliance Certificate

Birner Dental Management Services, Inc.
COVENANT COMPLIANCE CERTIFICATE
As of ____________

The undersigned financial officer of Birner Dental Management Services, Inc. hereby certifies that the following is a true and accurate calculation of the Covenants as of the date specified above, determined in accordance with the requirements of the Third Amended and Restated Credit Agreement dated June 29, 2012, between Birner Dental Management Services, Inc. (“Borrower”) and KeyBank National Association (“Lender”).

Name:
Title:
Date:

Section 6.8	Total Funded Debt to EBITDA Ratio(Calculated on a rolling four quarters)

A. Funded Debt	$
B. EBITDA	$
Actual A / B
Required A / B		2.00 to 1.00 or less

Section 6.10	Acquisition of Dental Practices:	(Y/N) ___________

A.  Adverse effect on ability to satisfy financial covenants:
(Y/N)___________(Attach calculations evidencing same)

Section 6.11	Total Fixed Charge Covenant Ratio (Calculated on a rolling four quarters)

A. Operating Cash Flow	$
B. Total Fixed Charges	$
Actual A / B
Required A / B		See table in Section 6.11

Section 6.12	Change in Management

A.	No Change in Management

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